Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street, NE Atlanta, Georgia 30309-3521 www.kslaw.com

November 1, 2023

Genuine Parts Company

2999 Wildwood Parkway

Atlanta, GA 30339

Ladies and Gentlemen:

We have acted as counsel to Genuine Parts Company, a Georgia corporation (the “Company”), in connection with the offering by the Company of $425 million in aggregate principal amount of 6.500% Senior Notes due 2028 (the “2028 Notes”) and $375 million in aggregate principal amount of 6.875% Senior Notes due 2033 (the “2033 Notes” and, together with the 2028 Notes, the “Notes”). The Notes will be issued pursuant to a Registration Statement on Form S-3 (Registration No. 333-275097) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related prospectus dated October 20, 2023 (the “Base Prospectus”) and a prospectus supplement relating to the Notes, dated October 23, 2023 (the “Prospectus Supplement” and, collectively with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) of the rules and regulations promulgated under the Act. This opinion is being provided at your request for incorporation by reference into the Registration Statement.

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company, and of certain officers of the Company.

We have assumed that the execution and delivery of, and the performance of all obligations under, the indenture dated as of October 29, 2020, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by an officer’s certificate dated as of November 1, 2023 setting forth the terms of the Notes (collectively, the “Indenture”), has been duly authorized by all requisite action by the Trustee, and that the Indenture was duly executed and delivered by, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

Genuine Parts Company

November 1, 2023

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Notes, upon issuance and sale thereof as described in the Prospectus and, when executed and delivered by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is limited in all respects to the laws of the States of New York and Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K that you will file on the date hereof and which will be incorporated by reference into the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus that forms a part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP